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                                                                      Exhibit 23

                         CONSENT OF INDEPENDENT AUDITORS

      We consent to the incorporation by reference in this Annual Report on Form 10-K of Chiquita Brands International, Inc. of our report dated February 11, 2003, except for Notes 3, 8 and 11 for which the date is March 28, 2003, included in the 2002 Annual Report to Shareholders of Chiquita Brands International, Inc.

      Our audits also included the financial statement schedules of Chiquita Brands International, Inc. listed in Item 15(a). These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

      We also consent to the incorporation by reference in the following Registration Statement and related prospectus of Chiquita Brands International, Inc. of our report dated February 11, 2003, except for Notes 3, 8 and 11 for which the date is March 28, 2003, with respect to the consolidated financial statements of Chiquita Brands International, Inc. incorporated herein by reference, and our report included in the preceding paragraph with respect to the financial statement schedules included in the Annual Report on Form 10-K for the year ended December 31, 2002.

                     Registration
      Form           No.                  Description
      ----           ------------         ------------------------------------

      S-8            333-88514            2002 Stock Option and Incentive Plan






/s/ Ernst & Young LLP
Cincinnati, Ohio
March 28, 2003